EXHIBIT 99.2
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                   [Hollinger International Inc. letterhead]



July 10, 2006
Mr. Stanley Beck
70 Bond Street
Suite 500
Toronto, Ontario MSB 1X3
Canada

Dear Stanley.

You will recall that last November and December, Hollinger Inc. ("Inc.") and Hollinger International Inc. ("International") exchanged correspondence concerning Inc.'s insistence that two of its Board members be elected to International's Board of Directors. International advised Inc. that "as a result of the significant pending claims that International has against Inc. and other matters as to which Inc. and International may have different points of view, we do not believe that any representative of Inc., much less a director of Inc., could act independently as a director of International and exclusively in the best interests of International shareholders."

The filing last week of Inc.'s proposed counterclaim against International in the civil action pending in the United States District Court for the Northern District of Illinois confirms the clear conflict of interest afflicting your dual Board membership at Inc. and International. It is simply not possible for you to represent the interests of International shareholders while claiming fraud and "illegal actions" against International on behalf of Inc. shareholders, and seeking to rescind hundreds of millions of dollars in asset acquisitions by International from Inc.

In light of this recent claim and our previously expressed concerns, it is the unanimous and emphatic view of International's independent board members that your prompt resignation from the International Board of Directors would best serve the interests of International shareholders. I hereby formally request that you tender your resignation as a member of the International Board of Directors by no later than the close of business on Friday, July 14,2006.



Sincerely,



/s/ Hon. Raymond G.H. Seitz
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Hon. Raymond G.H. Seitz
Chairman of the Board